Exhibit 5.1

[Letterhead of Vedder, Price, Kaufman & Kammholz, P.C.]

June 19, 2007

United Air Lines, Inc.

UAL Corporation

77 West Wacker Drive

Chicago, Illinois 60601

Re:	United Air Lines, Inc.—EETC Pass-Through Certificates

Ladies and Gentlemen:

We are acting as special counsel for United Air Lines, Inc., a Delaware corporation (“United”), and UAL Corporation, a Delaware corporation (“UAL”), in connection with the offer and sale from time to time on a delayed basis by United of pass through certificates (the “Pass Through Certificates”) pursuant to a shelf Registration Statement on Form S-3 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and the related guarantee by UAL of the payment obligations under equipment notes issued by, and lease agreements of, United underlying the Pass Through Certificates (the “Guarantee”). The Registration Statement includes a prospectus describing the Pass Through Certificates and Guarantee (the “Prospectus”).

The Pass Through Certificates will be issued in one or more series pursuant to a Pass Through Trust Agreement (the “Basic Pass Through Trust Agreement”) between United and Wilmington Trust Company, as trustee (the “Pass Through Trustee”) thereunder, a form of which has been filed as an exhibit to the Registration Statement, and a Supplement thereto relating to such series (a “Trust Supplement”). We understand that the Pass Through Certificates will be sold or delivered in a manner set forth in the Registration Statement, any amendment thereto, the Prospectus and any supplements thereto (each, a “Prospectus Supplement”).

In connection with the opinions expressed below, we have examined originals, or copies identified to our satisfaction, of such agreements, documents and certificates of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. We have also examined (i) the Restated Certificate of Incorporation of United, as currently in effect, (ii) the Amended and Restated By-laws of United, as currently in effect, (iii) the Restated Certificate of Incorporation of UAL, (iv) the Amended and Restated Bylaws of UAL, (v) the Basic Pass Through Trust Agreement in the form filed with the SEC, and (vi) the Trust Supplements in the form to be filed with the SEC. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned thereto in the Basic Pass Through Trust Agreement. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Further, we have assumed that (i) a Prospectus Supplement supplementing the Prospectus will have been prepared and

VEDDERPRICE

UAL Corporation

June 19, 2007

filed with the SEC describing the Pass Through Certificates, (ii) the Pass Through Certificates of each series will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Prospectus and the appropriate Prospectus Supplement, and (iii) a definitive purchase, underwriting or similar agreement with respect to the Pass Through Certificates will have been duly authorized and validly executed and delivered by United and the other parties thereto.

Based on the foregoing, it is our opinion that:

1. Each of United and UAL is validly existing as a corporation in good standing under the laws of the State of Delaware.

2. United has the corporate power and authority to execute, deliver and perform its obligations under the Basic Pass Through Trust Agreement.

3. UAL has the corporate power and authority to execute, deliver and perform its obligations under the Guarantee.

4. With respect to the Pass Through Certificates of each series, when (a) the execution and delivery of the Basic Pass Through Trust Agreement and related Trust Supplement by United and the Pass Through Trustee with respect to such series and the execution, authentication, issuance and delivery of the Pass Through Certificates of such series by the Pass Through Trustee shall have been duly authorized by all necessary corporate action of United and the Pass Through Trustee, (b) the Basic Pass Through Trust Agreement and related Trust Supplement with respect to such series shall have been duly executed and delivered by United and the Pass Through Trustee, and (c) the Pass Through Certificates of such series shall have been duly executed, authenticated, issued and delivered by the Pass Through Trustee and issued, sold and paid for as contemplated by each of the Registration Statement, the Prospectus, the Prospectus Supplement, the Basic Pass Through Trust Agreement and the related Trust Supplement, assuming that the terms of the Pass Through Certificates of such series and of the Basic Pass Through Trust Agreement and related Trust Supplement, and the issuance and sale of such Pass Through Certificates, are in compliance with then applicable law, (i) the Basic Pass Through Trust Agreement and related Trust Supplement related to such series will constitute a valid and binding obligation of United, enforceable against United in accordance with its terms, and (ii) the Pass Through Certificates of such series will be validly issued and will be entitled to the benefits of the Basic Pass Through Trust Agreement and related Trust Supplement.

5. With respect to the Guarantee, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantee and related matters by the Board of Directors of UAL, and (b) the due authorization, execution, authentication, issuance and delivery of the Guarantee, upon payment of the consideration therefore provided for in the applicable definitive purchase, underwriting, or similar agreement approved by the Board of Directors of UAL and otherwise in accordance with the provisions of the Basic Pass Through Trust Agreement and related Trust

VEDDERPRICE

UAL Corporation

June 19, 2007

Supplement, and such agreement, such Guarantee will constitute a valid and legally binding obligation of UAL, enforceable against UAL in accordance with its terms.

Insofar as the foregoing opinions relate to the enforceability of any instrument, such enforceability is subject to (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, rehabilitation, moratorium, marshaling and other laws affecting the enforcement generally of creditors’ rights and remedies, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), applicable law relating to fiduciary duties, and judicial imposition of an implied covenant of good faith and fair dealing. No opinion is given herein as to the availability of specific performance or equitable relief of any kind.

In giving the foregoing opinion, we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the corporate law of the State of Delaware and the federal law of the United States of America, in each case as in effect on the date hereof, except that we express no opinion with respect to (i) the laws, regulations or ordinances of any county, town or municipality or governmental subdivision or agency thereof, (ii) state securities or blue sky laws, or (iii) federal securities laws, including, without limitation, the Securities Act. We have assumed that each Trust Supplement will be governed by the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.

VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.